TRINSEO EUROPE GMBH

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 1, 2020,  is among Trinseo Europe GmbH, a Swiss limited liability company (Gesellschaft mit beschrӓnkter Haftung) (the “Company”), and Timothy Stedman of Wiesenstrasse 5, 8834 Schindellegi SZ, Switzerland (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company desires to continue to employ the Executive as Senior Vice President, Strategy & Corporate Development of the Company and to pay all of the Executive’s compensation and other benefits described in this Agreement; and

WHEREAS, the Company and the Executive desire to update the terms and conditions of such employment by entering into this Agreement which shall define the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as Senior Vice President, Strategy & Corporate Development of the Company and its ultimate parent company, Trinseo S.A. (“Parent”).  In this capacity, the Executive shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other executive duties, authorities and responsibilities as may reasonably be assigned to the Executive that are not inconsistent with the Executive’s position as Senior Vice President, Strategy & Corporate Development of the Company and the Parent.   The Executive’s principal place of employment with the Company shall be in Horgen, Switzerland, or such other location in Switzerland within 75 kilometers from Horgen as the Company may designate.  However, the Executive is aware and accepts that she will be required to travel frequently for business purposes. The Executive shall report directly to the President and Chief Executive Officer of the Parent.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s reasonable best efforts to the performance of the Executive’s duties with the Company and the Parent, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board of the Parent (the “Board”), other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not violate Section 10 hereof, interfere or conflict with the Executive’s duties hereunder or create a business or fiduciary conflict. Any

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overtime worked by the Executive is fully compensated by the Base Salary (as defined in Section 3).

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement commencing on the date written above (the “Effective Date”). Either party may terminate this Agreement by giving six months' advance written notice.    Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to Section 7 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.” No trial period shall apply to the employment.    This Agreement may be conditioned on any, or all of, the Executive: (i) passing a background check; (ii) passing a screening for illegal and controlled substances; and (iii) confirming employment eligibility; and (iv) providing the Company with the results of a recent physical examination or other evidence showing the absence of any conditions that would preclude the Executive from fulfilling the obligations contemplated in this Agreement.

3. BASE SALARY. During the Employment Term, the Company agrees to pay the Executive an annual base salary of not less than 495,000 CHF (Swiss francs) gross per annum, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof) during the first ninety (90) days of each calendar year, and the base salary in respect of such calendar year may be increased above, but not decreased below, its level for the preceding calendar year, by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS.

(a) During the Employment Term, the Executive shall be eligible for an annual discretionary cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Employment Term, to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Board, no later than ninety (90) days after the commencement of such calendar year. The Executive’s targeted Annual Bonus for a calendar year shall equal 70% of the Executive’s Base Salary for such calendar year (the “Target Bonus”) if target levels of performance for such year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Board for such year when it establishes the targets and performance criteria for such year); provided that the Executive’s maximum Annual Bonus for any calendar year during the Employment Term shall equal 200% of the Target Bonus for such calendar year.

(b) The Executive’s Annual Bonus for a calendar year shall be determined by, and is subject to the discretion of, the Board after the end of the applicable calendar year based on the level of achievement of the applicable performance criteria, and shall be paid to the Executive in the calendar year following the calendar year to which such Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment (except as otherwise provided in Section 7 hereof).

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5. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to and which benefit any of the senior executives of the Company, on a basis no less favorable than that applicable to any such senior executives, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Executive’s participation in any such employee benefit plan shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, if and to the extent allowed pursuant to the terms of such plan, provided that any such amendment may have no more adverse effect on the Executive than on any other participant in such plan.  The Company may provide perquisites to the Executive at the discretion of the Board.

(b) VACATIONS. During the Employment Term, the Executive shall be entitled to paid vacation in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time, currently calculated as twenty-seven (27) days annually for the Executive.

(c) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policies as in effect from time to time, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder.

6. TERMINATION. Notwithstanding Section 2 above, the Executive’s employment and the Employment Term shall terminate on the first of the following to occur:
(a) DEATH. Automatically upon the date of death of the Executive.

(b) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for cause ("wichtiger Grund") as provided for in Swiss employment law ("Cause").  For the sake of clarity, to the extent not already provided for in Swiss law, Cause shall also include the following behaviors: (i)  continued failure to follow the lawful and reasonable directives of the Board after written notice from the Board and a period of no less than thirty (30) days to cure such failure; (ii) willful misconduct or gross negligence in the performance of the Executive’s duties; (iii) conviction of, or pleading of guilty or nolo contendere to, a non-vehicular felony; (iv) material violation of a material written Company or Parent policy that is not cured within fifteen (15) days of written notice from the Board; (v) performance of any material act of theft, embezzlement, fraud or misappropriation of or in respect of the Company’s property; (vi) continued failure to cooperate in any audit or investigation of financial or business practices of the Company or Parent after written request for cooperation from the Board and a period of no less than ten (10) days to cure such failure; (vii) commission of any criminal act or other act involving moral turpitude, sexual harassment or drug violations (after an independent investigation concludes that such acts occurred and Executive has been presented with opportunity to participate in the investigation); (viii) commission of any willful act which brings public disrepute, contempt, scandal, or ridicule, or which shocks or offends the community or any group or class thereof, or which reflects

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unfavorably upon Company or Parent and, as a result of such act or involvement, reduces the commercial value of Company's or Parent’s association with Executive; (ix) willful actions (other than legal action or arbitration arising out of this Agreement) or making or authorizing statements in derogation of Company or Parent or their products and such actions or statements become public during the Term that result in damage to the business of the Company;  or (x) breach of any of the restrictive covenants set forth in Section 10 hereof or in any other written agreement between the Executive and the Company and/or its Affiliate that causes material and demonstrable harm to the Company or Parent and that is not cured within fifteen (15) days of written notice from the Board.

For purposes of this Section 6(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

7. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(v) hereof to be paid, unless otherwise provided below, within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i)	any unpaid Base Salary through the date of termination;
(ii) any Annual Bonus earned but unpaid with respect to the calendar year ending on or preceding the date of termination;

(iii) an amount equal to the pro-rata portion of the Executive’s Target Bonus for the calendar year of termination (determined by multiplying the Target Bonus for the year of termination by a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive is employed by the Company and the denominator of which is 365);

(iv) reimbursement for any unreimbursed business expenses incurred through the date of termination;
(v) payment in respect of any accrued but unused vacation time in accordance with Company policy;

(vi) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(vi) hereof shall be hereafter referred to as the “Accrued Benefits”) and

(vii) if the Executive is survived by a spouse, a registered partner, children who are minors or, in the absence of such heirs, other persons to whom she had a duty to provide support, the Base Salary for one month or, if the Executive had completed more than five years of service, for two months;

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(b) TERMINATION FOR CAUSE BY THE COMPANY; TERMINATION BY THE EXECUTIVE. If the Executive’s employment is terminated (x) by the Company for Cause or (y) by the Executive for whatsoever reason, the Company shall pay to the Executive the Accrued Benefits; except for Section 7(a) (iii).   If the Executive terminates the Agreement, then the Company may elect to: (i) accelerate the Executive’s termination date which shall not be considered a termination by the Company without Cause; and (ii) transition Executive’s duties and responsibilities to others during the notice period.    However, in the event that the Executive terminates the Agreement and the Company elects to accelerate the Executive’s termination date, then the Executive will continue to receive Base Salary through the expiration of the notice period.

(c) TERMINATION WITHOUT CAUSE. If the Executive’s employment by the Company is terminated by the Company other than for Cause, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 24 hereof:

(i) the Accrued Benefits;

(ii) subject to the Executive’s not engaging in a Material Covenant Violation as defined hereinafter or any other breach of Section 10 hereof that is not cured within fifteen (15) days of written notice from the Board (a “Material Cooperation Violation”), the Executive shall be entitled to an amount equal to one of the following (the applicable amount determined below to be referred to herein as the “Severance Amount”):

an amount equal to one and one-half (1.5) multiplied by the sum of the Executive’s then current annual Base Salary and Target Bonus for the year of termination, paid in equal monthly installments for a period of eighteen  (18) months following such termination. Payments and benefits provided in this Section 7(c) shall be in lieu of any notice period as defined in Section 2,  termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under applicable law and shall be reduced by such number of monthly installments that corresponds to the number of months by which the notice period is extended based art. 336c CO, provided that the aggregate severance benefits payable hereunder shall be no less than as required by applicable law.

A “Material Covenant Violation” shall mean a breach of any of the restrictive covenants set forth in Section 10 hereof or in any other written agreement between the Executive and the Company and/or any of the Company’s or Parent’s direct or indirectly controlled subsidiaries (each an “Affiliate”) that causes material and demonstrable harm to the Company and/or any Affiliate.

(d) CHANGE IN CONTROL.

(i) This Section 7(d) shall apply if the Executive’s employment by the Company is terminated (x) by the Company other than for Cause, or (y) by the Executive for good reason as defined in art. 340c para 2 CO, in either case, during the two (2)-year period commencing upon a Change in Control. Subject to the Executive’s not engaging in a Material Covenant Violation or a Material Cooperation Violation, upon a termination described in the preceding sentence, the Executive shall receive the benefits set forth in Section 7(c) hereof, except that in lieu of receiving the Severance Amount in installments as contemplated under Section 7(c)(ii)

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hereof, the Executive shall receive a lump sum payment equal to the Severance Amount on the date of such termination.

(ii) For purposes of this Agreement, the term “Change in Control” shall mean the consummation off the first transaction following the Effective Date, whether in a single transaction or in a series of related transactions, in which any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended) (A) acquires (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) equity interests of the Parent (or any surviving or resulting entity) representing more than fifty percent (50%) of the outstanding voting securities or economic value of the Parent (or any surviving or resulting entity), or (B) acquires assets constituting all or substantially all (more than eighty percent (80%)) of the assets of the Parent and its subsidiaries (as determined on a consolidated basis).

8. OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company and at any time before at the request of the Board, the Executive shall promptly resign from any other position as an officer, director or fiduciary of the Company, Parent and any Affiliate.

9. RELEASE; NO MITIGATION; NO SET-OFF. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive signs and delivers to the Company a general release of claims in favor of the Company in substantially the form of Exhibit A attached hereto not earlier than 1 month and 1 day, but not later than 60 days after his employment has ended and does not revoke such General Release. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by a subsequent employer. The Company’s obligations to pay the Executive amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any Affiliates.

10. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive will learn confidential information regarding the Company. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company or any Affiliate, or received from third parties subject to a duty on the Company’s or any Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any

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representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The Executive shall keep the terms and conditions of this Agreement strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 10 who, in each case, shall be instructed by the Executive to keep such information confidential.

(b) NONCOMPETITION. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Executive’s employment hereunder and for a period of twenty-four (24) months (this period referred to herein as the “Restricted Period”), the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with any material business of the Company or any Affiliate or in any other material business in which the Company or any Affiliate has taken material steps and has material plans, on or prior to the date or termination, to be engaged in on or after such date, in any locale of any country in which the Company or any Affiliate conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its affiliates, so long as the Executive has no active participation in the business of such corporation.

(c) NONSOLICITATION; NONINTERFERENCE. During the Executive’s employment with the Company and for the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or an Affiliate to purchase goods or services then sold by the Company or any Affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or any Affiliate to leave such employment or retention or, in the case of employees, to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or any Affiliate, or hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any Affiliate and any of their respective vendors, joint ventures or licensors. An employee, representative or agent shall be deemed covered by this Section 10(c) while so employed or retained and for a period of six (6) months thereafter. Notwithstanding the foregoing, the provisions of this Section 10(c) shall not be violated by general advertising or solicitation not specifically targeted at Company or Affiliate-related individuals or entities.

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(d) INTELLECTUAL PROPERTY RIGHTS.  The rights to inventions and designs made or conceived by the Executive individually or jointly while performing his employment activity and in performance of his contractual duties belong to the Company regardless of whether they are legally protected.

(i)  The rights to inventions and designs, made or conceived by the Executive while performing his employment activity, but not during the performance of his contractual duties, shall be assigned by the Executive to the Company as of their inception, regardless of whether they are legally protected. The Executive is obliged to inform the Company in writing of any such inventions or designs. The Company is entitled to grant the rights to these inventions and designs to the Executive. Should the Company retain such rights the Executive will be entitled to a special reasonable compensation.

(ii) Other rights to any work products and any know-how, which the Executive creates or in which creation he participates while performing his employment activity belong exclusively to the Company. To the extent that work products (e.g., software, reports, documentations) are protected by copyrights, the Executive hereby assigns to the Company any and all rights related to such work products, particularly the copyright and any and all rights of use, including the rights of production and duplication, of publishing, to use, to license or to sell, to distribute over data or online media, to modify and develop further as well to develop new products on the basis of the work product of the Executive or on the basis of parts of such work product.

(e) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or any Affiliate (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). Any retention right is excluded.

(f) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and the Company and any Affiliate’s trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its Affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. It is also agreed that the Affiliates will have the right to enforce all of the Executive’s obligations to such Affiliates under this Agreement, including without limitation pursuant to this Section 10.

(g) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be

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modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h) SURVIVAL OF PROVISIONS. The obligations contained in Sections 10, 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including through outside counsel), the Executive agrees that while employed by the Company and thereafter (to the extent it does not materially interfere with the Executive’s employment or other business activities after employment by the Company), the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, the Affiliates and their respective representatives in defense of all claims that may be made against the Company or the Affiliates, and will assist the Company and the Affiliates in the prosecution of all claims that may be made by the Company or the Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive also agrees to promptly inform the Board (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or the Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or Affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Executive for all reasonable out-of-pocket travel, duplicating, telephonic, counsel and other expenses incurred by the Executive in complying with this Section 11.

12. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 and 10 hereof or Section 11 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance (Realerfüllung), a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a Material Covenant Violation or a Material Cooperation Violation by the Executive, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease unless otherwise prohibited by applicable law. In case of a breach by the Executive of any of the covenants contained in Section 10 or Section 11 hereof (i) any Severance Amount payable by the Company, if any, shall be forfeited and (ii) the Executive shall pay to the Company a contractual penalty in an amount equal to (i) the Executive's last annual Base Salary for each individual breach of Sections 10(a), 10(b) and 10(c)(i), (ii) one twelfth (1/12th) of the Executive’s last annual Base salary for each individual breach of Sections 10(c)(ii), 10(c)(iii) and 11 and CHF 10,000 for each individual breach of Sections 10(e). In addition, the Executive shall have to compensate the Company for any damages and financial losses directly arising out of or relating to such breach. The Executive cannot disburden himself from the aforementioned prohibitions by the payment of the contractual penalty and/or damages.

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13. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company shall assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company or Parent, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, and provided that the Company agrees to perform such obligations if such successor fails to do so in a timely manner. As used in this Agreement, “Company” shall mean the Company and any successor to all or substantially all of its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14. NOTICES.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed with a national postal carrier by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:

Trinseo Europe GmbH

c/o Trinseo LLC

Chief Legal Officer

1000 Chesterbrook Boulevard, Suite 300

Berwyn, Pennsylvania 19312

And

With a copy (which shall not constitute notice hereunder) to:

Trinseo Europe GmbH

Chief Human Resources Officer

Zugerstrasse 231

Horgen, CH-8810, Switzerland

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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15. SECTION HEADINGS; INCONSISTENCY.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement (including the Exhibits hereto) and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16. SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof which shall be replace by such valid and enforceable provision that best reflects the Parties original intent.

17. SUPREMECY & COUNTERPARTS. This Agreement supersedes and replaces all prior agreements and understandings, whether oral or written, in connection with the subject matter hereof; including, but not limited to, the Employment Contract having an effective date of September 14, 2015, as amended from time to time most recently on October 2, 2019.   This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the fullest extent allowable under applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorney’s fees, and the advancement of such fees subject to any legally required repayment undertaking), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company. This obligation shall survive the termination of the Executive’s employment with the Company.

19. LIABILITY INSURANCE. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Term in the same amount and to the same extent as the Company covers its other officers and directors.

20. GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall exclusively be governed by and construed in accordance with the substantive laws of Switzerland.

21. DISPUTE RESOLUTION. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of Switzerland, in accordance with art. 34 of the Swiss Code of Civil Procedure.

22. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements

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or understandings between the Executive and the Company with respect to the subject matter hereof, whether written or oral. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

23. REPRESENTATIONS; ACTIONS BY PRIOR EMPLOYERS. The Executive represents and warrants to the Company that (a) the Executive has used the Executive’s best efforts to provide the Company with (i) each agreement with a predecessor employer which may have any bearing on the Executive’s legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, or (ii) a summary of the applicable provisions of each such agreement which the Executive may not provide to the Company due to an existing confidentiality obligation, and (b) other than the agreements referenced in the preceding clause (a), the Executive is not a party to any agreement or understanding, whether written or oral, and is not subject to any restriction (including, without limitation, any non-competition restriction from a prior employer), which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder. The Executive understands that the foregoing representations are a material inducement to the Company entering into this Agreement, and to the extent that either of such representations is untrue in any material respect at any time or for any reason, this Agreement shall be voidable by the Company such that the parties hereunder shall be relieved of all of their respective duties and obligations hereunder; provided that any termination of the Executive’s employment resulting from the Company exercising its rights pursuant to this sentence shall have the same consequences, especially financial consequences, as a termination of employment by the Executive without good reason as defined in art. 340c para 2 CO. If any prior employer of the Executive, or any affiliate of any such prior employer, challenges the Executive’s right to enter into this Agreement and to perform all of the Executive’s obligations hereunder (whether by action against the Executive, the Company, Parent and/or an Affiliate), the Company (on behalf of itself, Parent and all Affiliates) and the Executive each agree to use their reasonable best efforts to defend against such challenge.

24. WITHHOLDING. The Company will deduct from the Employee's gross remuneration as provided for in this Agreement the applicable Employee contributions, respectively premiums to social security schemes (AHV|IV, EO, ALV), the premiums for the pension fund (BVG), as well as applicable taxes, if any in accordance with the respective laws, regulations and plan documents.

25. FURTHER ASSURANCES. The parties hereto shall cooperate with each other and do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents, as may reasonably be required to give full effect to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Trinseo Europe GmbH	Executive
Signature #1: /s/ A.L.M. Heezen	Signature: /s/ Timothy Stedman
Name: A. Heezen	Name: T.M. Stedman
Title: SVP HR
Date: 10 March 2020	Date: 9 March 2020

Signature #2: / / Isabel Hacker
Name: Dr. I. Hacker
Title: Director
Date: 17 March 2020

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Employment Agreement Signature Page

EXHIBIT A

GENERAL RELEASE

I, CANDIDATE NAME, in consideration of and subject to the performance by Trinseo Europe GmbH. (together with its Affiliates, the “Company”), of its obligations under the Employment Agreement, dated as of [●] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective Affiliates and all present, former and future directors, officers, employees, successors and assigns of the Company and its Affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below. The Released Parties are intended third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.

I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 7 of the Agreement. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.

Except as provided in paragraphs 1 above and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.

I agree that this General Release does not waive or release any rights or claims that I may have which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action.

5.

I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding

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the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law at the time I sign this General Release, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving any right to the Accrued Benefits or indemnity.

6.

In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.

I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.

I agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.

I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. The Company agrees to disclose any such information only to any tax, legal or other counsel of the Company as required by law.

10.

Any non‑disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self‑regulatory organization or any governmental entity.

11.

I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering

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into this General Release, may have materially affected this General Release and my decision to enter into it.
12.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.

Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein and if possible under applicable law, replaced by such valid, legal and enforceable provision that best reflects the intent of the invalid, illegal or unenforceable provision.

14.	This General release is subject to the substantive laws of Switzerland.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;
2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS;
3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
4.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY; AND
5.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:DATED:

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